Exhibit 99.1

MOMENTA PHARMACEUTICALS, INC.	675 WEST KENDALL STREET	T: 617.491.9700 F: 617.621.0430
	CAMBRIDGE, MA 02142	WWW.MOMENTAPHARMA.COM

Momenta Pharmaceuticals Announces Change to Board of Directors

CAMBRIDGE, MA — September 10, 2010 — Momenta Pharmaceuticals, Inc. (Nasdaq: MNTA), a biotechnology company specializing in the characterization and engineering of complex drugs, announced today that Ram Sasisekharan, Ph.D. has tendered his resignation as director of the Company.  This decision was made following Dr. Sasisekharan’s consideration of his increasing academic obligations.  He will continue to lend his expertise to the Company as a scientific advisor.  Dr. Sasisekharan is a co-founder of Momenta and has been a director since May of 2001.

“I am extremely proud of what Momenta has achieved over the past 9 years,” commented Dr. Sasisekharan. “With the recent FDA approval of enoxaparin sodium injection, Momenta has realized a key element of our founding vision of developing and commercializing both complex generics as well as novel drugs.  Momenta has established a great foundation for continued innovation and success, and I am pleased to have contributed as a founder, a board member, and now as an advisor.”

“Momenta has benefited greatly from Dr. Sasisekharan’s expertise and vision,” noted Craig Wheeler, Momenta’s President and Chief Executive Officer.  “His many contributions have been instrumental in our transition from a research based organization to a commercial entity, and we are very grateful for his service.  We look forward to continuing our relationship with Dr. Sasisekharan in his new role as a scientific advisor.”

About Momenta

Momenta Pharmaceuticals is a biotechnology company specializing in the detailed structural analysis of complex mixture drugs. Momenta is applying its technology to the development of generic versions of complex drug products, as well as to the discovery and development of novel drugs.  Momenta was founded in 2001 based on technology initially developed at the Massachusetts Institute of Technology and is headquartered in Cambridge, MA. To receive additional information about Momenta, please visit the website at www.momentapharma.com, which does not form a part of this press release.

Our logo, trademarks, and service marks are the property of Momenta Pharmaceuticals, Inc. All other trade names, trademarks, or service marks are property of their respective owners.

CONTACT:

Beverly Holley

Director of Investor Relations

bholley@momentapharma.com

(617) 395-5189

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